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                                                                       Exhibit 4


               MFIC CORPORATION 1986 EMPLOYEE STOCK PURCHASE PLAN


ARTICLE 1--PURPOSE

         This Employee Stock Purchase Plan (the "Plan") is intended as an incentive and to encourage all eligible employees of MFIC Corporation (formerly Microfluidics International Corporation or Biotechnology Development Corporation) (the "Company") and participating subsidiaries to acquire stock ownership in the Company so that they may share in its growth. It is intended that options issued pursuant to the Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1954, as amended (the "Code").

ARTICLE 2--ADMINISTRATION OF THE PLAN

         The Plan may be administered by a committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of not less than three members of the Company's Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to our approved in writing by a majority of the Committee, shall be the valid acts of the Committee.

         The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

         In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all powers and authority to administer the Plan. In such event, the word "Committee" wherever used herein shall be deemed to mean the Board of Directors.

ARTICLE 3--ELIGIBLE EMPLOYEES

         No option may be granted to any person serving as a member of the Committee at the time of grant. Subject to this limitation, all employees of the Company or any of its participating subsidiaries (as defined in Article 18) who have completed at least 30 consecutive days of full-time, permanent employment with the Company or any of its subsidiaries prior to the first day of any Payment Period (as defined in Article 5) shall be eligible to receive options under the Plan to purchase the Company's Common Stock. All such employees ("Eligible Employees") shall have the same rights and privileges under the Plan. In no event may an employee be granted an option if such employee, immediately after the option is granted, owns stock possessing 5 percent or more of the total combined voting power or value or al classes of stock of the Company or of its parent corporation or subsidiary corporations, if any, as the terms "parent corporation" and "subsidiary corporation" are defined in Section 425(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 425(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

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         The Board of Directors shall have the authority to permit employees of acquired businesses to participate in the Plan effective with in the then current Payment Period without compliance with the eligibility and participation requirements of the Plan, to the extent permitted by the Code.

ARTICLE 4--STOCK SUBJECT TO THE PLAN

         The stock subject to the options shall be shares of the Company's authorized but unissued shares if Common Stock, or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

ARTICLE 5--PAYMENT PERIODS AND GRANT OF OPTIONS

         The six-month periods, January 1 to June 30 and July 1 to December 31, are the Payment Periods during which payroll deductions will be accumulated under the Plan. The initial Payment Period under the Plan shall be the six-month period, July 1, 1986, Each Payment Period includes only regular pay days falling within it.

         Twice each year, on the first business day of each Payment Period, the Company will grant to each Eligible Employee who has elected to participate in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, a maximum of 1,000 shares, on condition that such employee remains eligible to participate in the Plan throughout such Payment Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant's accumulated payroll deductions on the last day of such Payment Period. If the participant's accumulated payroll deductions on the last day of the Payment Period would enable the participant to purchase more than 1,000 shares except for the 1,000-share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 1,000 shares shall be refunded promptly by the Company to the participant without interest. The Option Price for each Payment Period shall be the lesser of (i) 85% of the average market price of the Company's Common Stock on the first business day of the Payment Period or (ii) 85% of the average market price of the Company's Common Stock on the last business day of the Payment Period, in either event rounded up to avoid fractions other than 1/4, 1/2, and 3/4. The foregoing limitation on the number of shares which may be granted in Payment Period and the Option Price per share shall be subject to adjustment as provided in Article 13.

         For purposes of the Plan the term "average market price" shall mean, if the Company's Common Stock is publicly traded, the average of (A) the mean of the daily closing bid and asked prices on the over-the-counter market as reported by Nasdaq (or other automated inter-dealer quotation system selected by the Board of Directors) or (B) if trading in the Company's Common Stock is then reported on the Nasdaq National Market System, the mean of the daily high and low prices so reported, or (C) if the Company's Common Stock is then traded on a national securities exchange, the mean of the daily high and low prices on the principal securities exchange on which it is so traded, or on such other national securities exchange as shall be designated by the Board of Directors.

         For purposes of the Plan the term "business day" means a day on which there is trading on the over-the-counter market or on the principal national securities exchange on which the Company's Common Stock is traded or on such other national securities exchange as shall be designated by the Board of Directors pursuant to the preceding sentence.


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         No Eligible Employee shall be granted an option which permits his rights to purchase Common Stock under the Plan and any similar plans of the Company or any parent or subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at anytime, as determined in accordance with Section 423(b)(8) of the Code.

ARTICLE 6--EXERCISE OF OPTION

         Each Eligible Employee who continues to be a participant in the Plan on the last business day of a Payment Period shall be deemed to have exercised his option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will pay for at the current Option Price, but in no event more than 1,000 shares. Subject to Article 15, if a participant is not an employee on the last business day of a Payment Period, he shall not be entitled to exercise his option.

ARTICLE 7--UNUSED PAYROLL DEDUCTIONS

         Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in an employee's account at the end of a Payment Period (other than amounts refunded to the employee pursuant to Article
5) shall be credited to the account of such employee for the succeeded Payment Period.

ARTICLE 8--AUTHORIZATION FOR ENTERING PLAN

         An Eligible Employee may enter the Plan by filling out, signing and delivering to the Company an authorization:

         A.       Stating the amount to be deducted regularly from his pay;

         B. Authorization the purchase of stock for him in the Payment Period in accordance with the terms of the Plan; and

         C. Specifying the exact name in which stock purchased for him is to be issued as provided under Article 12 hereof.

Such authorization must be received by the Company at least 10 days before the beginning date of the next succeeding Payment Period.

         Unless an employee files a new authorization or withdraws from the Plan, his deductions and purchases under the authorization he has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

         The Company will accumulate and hold for the employee's account the amounts deducted from his pay. No interest will be paid on such amounts.

ARTICLE 9--MINIMUM AND MAXIMUM AMOUNTS OF PAYROLL DEDUCTIONS

         An Eligible Employee may authorize payroll deductions in an amount (in whole percents) not less than 2% but not more than 10% of his total annual gross pay.


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ARTICLE 10--CHANGES IN PAYROLL DEDUCTIONS

         Deductions may be increased or decreased no more than one time per Payment Period. A new authorization must be filed with the Company to so change deductions.

ARTICLE 11--WITHDRAWAL FROM THE PLAN

         An Eligible Employee may withdraw from the Plan, in whole but not in part, at any time prior to the last business day of any Payment Period by delivering a withdrawal notice to the Company, in which event the Company will refund the entire balance of his deductions as soon as practicable thereafter, without interest.

         To re-enter the Plan, an Eligible Employee who has previously withdrawn must file a new authorization in accordance with Article 8. His re-entry into the Plan cannot, however, become effective before the beginning of the next Payment Period following his withdrawal.

ARTICLE 12--ISSUANCE OF STOCK

         Certificates for stock issued to participants will be delivered as soon as practicable after each Payment Period.

         Stock purchased under the Plan will be issued only in the name of the Eligible Employee, or if his authorization so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

ARTICLE 13--ADJUSTMENTS

         Upon the happening of any of the following described events, an optionee's rights under options granted hereunder shall be adjusted as hereinafter provided:

                  A. In the event shares of Common Stock of the Company shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of the Company's Common Stock shall be exchanged for other securities of the Company or of another corporation, each optionee shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock of the Company which such optionee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the Option Price per share to reflect such subdivision, combination, or exchange; and

                  B. In the event that Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each optionee upon exercising such an option shall be entitled to receive (for the aggregate option price paid upon such exercise) the shares as to which he is exercising his option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which he would have received if he had been the holder of the shares as to which he is exercising his option at all times between the date of the granting of such option and the date of its exercise.


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         Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options which have heretofore been or may hereafter be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the event specified in paragraph A and B above. Notwithstanding the foregoing, any adjustments made pursuant to subsections A or B shall be made without stockholder approval only to the extent that the Committee, based on advise of counsel for the Company, determines that such adjustments will not constitute a change requiring stockholder approval under Section 423(b)(2) of the Code.

         The Committee shall determine the adjustments to be made under this
Article 13, and its determination shall be conclusive.

ARTICLE 14--NO TRANSFER OR ASSIGNMENT OF EMPLOYEE'S RIGHTS

         An employee's rights under the Plan are his alone and may not be transferred or assigned to, or availed of by, any other person. Any option granted to an employee may be exercised only by him.

ARTICLE 15--TERMINATION OF EMPLOYEE'S RIGHTS

         An employee's rights under the Plan will terminate when he ceases to be an employee because of retirement, resignation, discharge, death, change of status or for any other reason, except that if an employee retires or is laid off on account of an absence of work during the last three months of any Payment Period, he shall nevertheless be deemed to be a participant in the Plan on the last day of the Payment Period. A withdrawal notice will be considered as having been received from the employee on the day his employment ceases, and all payroll deductions not used to purchase stock will be refunded.

         If an employee's payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from him on the day the interruption occurs.

ARTICLE 16--TERMINATION AND AMENDMENTS TO PLAN

         The Plan may be terminated at any time by the Company's Board of Directors, but such termination shall not affect options then outstanding under the Plan. The Plan will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

         The Board of Directors also reserves the right to amend the Plan from time to time in any respect, provided, however, that no amendment shall be effective without approval of the stockholders which would (a) except as provided in Article 13, increase the number of shares of Common Stock to be offered under the Plan or (b) change the class of employees eligible to receive options under the Plan.

ARTICLE 17--LIMITATIONS ON SALE OF STOCK PURCHASED UNDER THE PLAN

         The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his own affairs. Any employee may, therefore, sell stock purchased under the Plan at any time he chooses, subject to compliance with any applicable Federal or state securities laws; provided, however, that because of certain Federal Tax requirements, each employee will agree by entering the Plan, to give the Company prompt notice of any such stock disposed


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of within two years after the date of grant of the relevant option showing the number of such shares disposed of. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

ARTICLE 18--PARTICIPATING SUBSIDIARIES

         The term "participating subsidiaries" shall mean any subsidiary of the Company which is designated by the Committee to participate in the Plan. The Committee shall have the power to make such designation before or after the Plan is approved by the stockholders.

ARTICLE 19--OPTIONEES NOT STOCKHOLDERS

         Neither the granting of an option to any employee nor the deductions from his pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been purchased by and issued to him.

ARTICLE 20--APPLICATION OF FUNDS

         The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

ARTICLE 21--GOVERNMENTAL REGULATION

         The Company's obligation to sell and deliver shares of the Company's Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

         The Company intends to apply to the Internal Revenue Service for a ruling regarding the tax aspects of the Plan. If the Company does not receive a favorable tax ruling before the last day of the first Payment Period under the Plan (December 31, 1986), the Company reserves the right to rescind all options granted to Eligible Employees on the first day of such Payment Period, in which event all payroll deductions shall be refunded to participating Eligible Employees without interest.

ARTICLE 22--APPROVAL OF STOCKHOLDERS

         The Plan shall be subject to approval by the holders of a majority of the outstanding shares of the Common Stock of the Company present or represented by proxy at a duly called meeting of shareholders, which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board of Directors. The Plan was adopted by the Board of Directors on April 2, 1986, subject to approval by the shareholders. In the event that the approval of the shareholders is not received before December 31, 1986 (the last day of the first Payment Period), any and all options granted on July 1, 1986 (the first day of the first Payment Period) shall be rescinded, and the Company will promptly refund the balance of each participating Eligible Employee's deductions, without interest. In addition, in such event the Plan will be deemed terminated as of December 31, 1986 (the last day of the first Payment Period).]


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